Exhibit 107

Form S-3

(Form Type)

Mind Medicine (MindMed) Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Shares	457(c)	13,497,506	$9.31	$125,594,293.33	$0.0001476	$18,537.72

	Total Offering Amounts					$125,594,293.33		$18,537.72

	Total Fees Previously Paid

	Net Fee Due							$18,537.72

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover any additional common shares of the registrant that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding common shares.

(2)

Estimated solely for the purpose of calculating the registration fee according to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high ($9.59) and low ($9.02) prices of the registrant’s common shares reported on Nasdaq on April 1, 2024, which is within five business days prior to filing this registration statement.